UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   J. D.  Woodward
   5430 LBJ Freeway
1800 III Lincoln Centre
   TX, Dallas 75240
2. Issuer Name and Ticker or Trading Symbol
   Atmos Energy Corporation (ATO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/16/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Non-Utility Operations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/12/|S   | |1000              |D 1|$22.95     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/12/|S   | |1000              |D 1|$22.89     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/12/|S   | |1000              |D 1|$22.87     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/12/|S   | |1000              |D 1|$22.82     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |1000              |D 1|$22.96     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |1700              |D 1|$22.95     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |1000              |D 1|$22.94     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |12700             |D 1|$23.02     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |300               |D 1|$22.80     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |1000              |D 1|$23.01     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |300               |D 1|$22.97     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/13/|S   | |700               |D 1|$23.00     |1008278            |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |2000               |I     |By Trust                   |
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Common Stock               |      |    | |                  |   |           |20000              |I     |By Woodward Pipeline 2     |
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Common Stock               |      |    | |                  |   |           |766.75 3           |I     |ESOP Trust                 |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. At the time of this transaction the reporting person had a plan in place that meets the requirements of a Rule 10b5-1 trading plan.
2. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
3. Based on a plan statement as of November 30, 2002.